Exhibit 10.2

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000

February 27, 2025

Deena Baker-Nel
[Address]
[Address]

Dear Deena:

I am very pleased to confirm your promotion to an Executive Level 2 position as SVP, Chief Human Resources Officer, effective March 1, 2025, reporting to me. The compensation package described in this letter has been approved by the Board’s Talent and Compensation Committee (the “Committee”).

Specific details of your compensation are as follows:

Base Salary: Your annualized rate of pay will be $570,000, paid pursuant to customary US payroll practices. Your next salary review will be effective April 2026. Subsequent salary reviews will be made effective in April of each year, or on another date designated by the Company for a given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”), now with a target AIP opportunity of 60% of base salary, subject to applicable withholdings. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Long-Term Incentive (LTI): You will continue to be eligible for an annual LTI award now with a target opportunity of 180% of base salary, effective with the 2025 annual LTI grant. Executive LTI awards are currently delivered via a mix of Performance Units and Market-Leveraged Stock Units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Special Promotion Award: In addition to your 2025 annual LTI award, the Committee has approved a special one-time promotion award of Restricted Stock Units with a grant date fair value of $500,000 to be granted on March 1, 2025. This award will cliff-vest on the third anniversary of the grant date, subject to your continued employment with the Company through such anniversary. This award is not eligible for accelerated vesting upon qualifying retirement.

Executive Benefits: You will continue to receive an annual executive benefit allowance (EBA), now in the amount of $65,000, effective March 1, 2025, which will be paid with your normal payroll cycle. You will also be entitled to the benefits generally available to a Level 2 US-based executive.

Exhibit 10.2

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000

Stock Ownership Requirement: Beginning March 1, 2025, you will be required to comply with the Company’s Stock Ownership Policy with a minimum ownership requirement of 3X your base salary. You must achieve and maintain this ownership requirement in accordance with the policy, which, among other things, gives you five years from the date of your promotion to achieve the requisite level.
Section 16 Designation: You will continue to be designated as a Section 16 officer under U.S. securities laws. As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Company’s Corporate Secretary.
Change of Control Severance Plan: You will now be an eligible participant in the Avery Dennison Key Executive Change of Control Severance Plan at the multiplier of 2.00X for Level 2 NEOs.
As a condition of your promotion, we need to receive a signed and dated copy of this letter.

Congratulations on your well deserved promotion. If you have any questions, please let me know.

Sincerely,

/s/ Deon Stander

Deon Stander
President & CEO

Accepted by: /s/ Deena Baker-Nel Date: March 4th, 2025